EXHIBIT 99.1

3D Systems Reports Third Quarter 2025 Financial Results

ROCK HILL, South Carolina - November 4, 2025 - 3D Systems Corporation (NYSE:DDD) announced today its financial results for the third quarter ended September 30, 2025.

•Revenue of $91.2 million driven by sequential growth in hardware printer sales and continued strong growth year-over-year in Medical Technology.
•Regenerative Medicine revenue declined sequentially, primarily due to the achievement of a program milestone in the prior quarter.
•Operating expenses continued to decline, reflecting strong progress on the Company’s cost reduction initiatives executed during the fiscal year.
•Sequential top-line growth of 8% to 10% anticipated in fourth quarter 2025, driven by strengthening sales of new printer systems, increased materials consumption, and an anticipated rise in customer capital expenditures, which often occurs in the last quarter of the fiscal year.

Summary of Financial Results
(Unaudited)

	Three Months Ended		Nine Months Ended
(in millions, except per share data)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenue	$91.2	$112.9	$280.6	$329.1
Gross profit	29.4	41.7	98.3	129.7
Gross profit margin	32.3%	36.9%	35.0%	39.4%
Operating expense	50.7	222.5	171.7	376.8
Operating loss	(21.3)	(180.8)	(73.4)	(247.0)
Net (loss) income attributable to 3D Systems Corporation	(18.1)	(178.6)	49.4	(221.9)
Diluted (loss) income per share	(0.14)	(1.35)	0.29	(1.69)

Non-GAAP measures for year-over-year comparisons
Non-GAAP gross profit margin	32.5%	37.6%	35.6%	39.5%
Non-GAAP operating expense	44.7	61.4	153.1	191.9
Adjusted EBITDA	(10.8)	(14.3)	(40.1)	(47.3)
Non-GAAP diluted loss per share	$(0.08)	$(0.12)	$(0.27)	$(0.42)

Summary Comments on Results
Dr. Jeffrey Graves, president and CEO of 3D Systems said, “While the macroeconomic conditions remain similar to those of previous quarters, given the extended duration of our customers curtailment of capex spending, we are beginning to see improvements in our key end-markets as we enter the fourth quarter and approach year-end. This, combined with our strong pipeline of new products, positions us well for improved sales, which we expect to increase sequentially by a range of 8% to 10% in the fourth quarter over those in the third quarter. This rise is expected to be driven by our Healthcare business, the Industrial markets, such as aerospace and defense, and, for the first time in several quarters, increased sales into consumer markets. It is in these markets that we have concentrated our new product development efforts and that focus is now expected to yield increasing results. After the seasonal slowing in the third quarter, our personalized health services is expected to deliver strong growth in the fourth quarter and once again deliver double-digit growth for the full 2025 fiscal year. Our dental business, after seeing a slowdown in the first three quarters of the year related to softness in the aligner market, is expected to now stabilize, with incremental growth expected from our new denture product line, where our new monolithic dentures are being very well received. Gross margins are also expected to stabilize, with increased volumes offsetting mix in the short term and tariff headwinds from rising printer sales. While this heavier mix of printers puts pressure on gross margins, it bodes well for future sales of consumables and services as these printers become operational. With our cost savings initiatives on track and markets showing signs of stabilization, we are increasingly optimistic about the future.”

"I am excited to step into the role of interim CFO," said Phyllis Nordstrom. "We remain focused on maintaining financial discipline, continuing to streamline our cost structure and strengthening our balance sheet. Our actions are designed to create a stronger financial foundation that will enable us to invest in future growth while delivering consistent results in a dynamic market environment."

Third Quarter 2025 Results

Total revenue decreased 19% to $91.2 million compared to the prior year period.
Healthcare Solutions revenue decreased 22% to $42.8 million compared to the prior year period.
Industrial Solutions revenue decreased 16% to $48.5 million compared to the prior year period.
Gross profit margin decreased to 32.3% compared to 36.9% in the prior year period. Non-GAAP gross profit margin decreased to 32.5% compared to 37.6% in the same period last year. These decreases were primarily due to the divestiture of the Geomagic business and lower sales volume.
Net loss attributable to 3D Systems Corporation decreased by $160.6 million to $18.1 million compared to the prior year period. The decrease was primarily related to asset impairment charges in the prior year period as well as lower amortization expense and lower operating expense in the current quarter.
Adjusted EBITDA improved by $3.5 million to a loss of $10.8 million compared to the prior year period primarily driven by reductions in operating expense.

Financial Liquidity

At September 30, 2025, the Company had total cash of $114.2 million, which included cash and cash equivalents of $95.5 million and restricted cash of $18.7 million. The Company had total debt of $122.6 million, net of deferred financing costs. A total of $34.7 million in debt is scheduled to mature in the fourth quarter of 2026, with the remaining $92.0 million maturing in 2030.

Cash and cash equivalents decreased by $75.8 million since December 31, 2024. This decrease resulted primarily from cash used in operations of $73.1 million and cash used in financing activities of $98.3 million, partially offset by cash provided by investing activities of $108.3 million.

Outlook for Fourth Quarter
Revenue for the fourth quarter is expected to reflect sequential growth of 8% to 10% compared to the third quarter. Gross margins and operating expenses are anticipated to remain in line with current levels, consistent with typical seasonal spending activity in the fourth quarter.

Third Quarter 2025 Conference Call and Webcast

The company will host a conference call and simultaneous webcast to discuss these results on November 5, 2025, which may be accessed as follows:
Date: Wednesday, November 5, 2025
Time: 8:30 a.m. Eastern Time
Listen via webcast: www.3dsystems.com/investor
Participate via telephone: 877-407-8291 or 201-689-8345

A replay of the webcast will be available approximately two hours after the live presentation at www.3dsystems.com/investor.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In many cases, forward looking statements can be identified by terms such as “believes,” “belief,” “expects,” “may,” “will,” “estimates,” “intends,” “anticipates” or “plans” or the negative of these terms or other comparable terminology. Forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as the date of the statement. 3D Systems undertakes no obligation to update or revise any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise, except as required by law.

About 3D Systems

For nearly 40 years, Chuck Hull’s curiosity and desire to improve the way products were designed and manufactured gave birth to 3D printing, 3D Systems, and the additive manufacturing industry. Since then, that same spark continues to ignite the 3D Systems team as we work side-by-side with our customers to change the way industries innovate. As a full-service solutions partner, we deliver industry-leading 3D printing technologies, materials and software to high-value markets such as medical and dental; aerospace, space and defense; transportation and motorsports; AI infrastructure; and durable goods. Each application-specific solution is powered by the expertise and passion of our employees who endeavor to achieve our shared goal of Transforming Manufacturing for a Better Future. More information on the company is available at www.3dsystems.com.

3D SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands, except par value)	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$95,542	$171,324
Accounts receivable, net of reserves — $3,072 and $2,433	88,074	101,471
Inventories	132,469	118,530
Prepaid expenses and other current assets	43,582	34,329
Assets held for sale	1,561	3,176
Total current assets	361,228	428,830
Property and equipment, net	52,168	51,044
Intangible assets, net	16,673	18,020
Goodwill	15,573	14,879
Operating lease right-of-use assets	47,798	50,715
Finance lease right-of-use assets	8,119	8,726
Long-term deferred income tax assets	3,217	2,063
Other assets	49,773	34,569
Total assets	$554,549	$608,846
LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY
Current liabilities:
Current operating lease liabilities	$11,789	$9,514
Accounts payable	39,182	41,833
Accrued and other liabilities	48,521	45,488
Customer deposits	2,241	4,712
Deferred revenue	25,540	27,298
Liabilities held for sale	5,077	10,251
Total current liabilities	132,350	139,096
Long-term debt, net of deferred financing costs	122,600	211,995
Long-term operating lease liabilities	47,428	52,527
Long-term deferred income tax liabilities	3,280	2,076
Other liabilities	25,599	25,001
Total liabilities	331,257	430,695
Commitments and contingencies
Redeemable non-controlling interest	2,192	1,958
Stockholders’ equity:
Common stock, $0.001 par value, authorized 220,000 shares; shares issued 128,245 and 135,510 as of September 30, 2025 and December 31, 2024, respectively	128	136
Additional paid-in capital	1,579,809	1,593,366
Accumulated deficit	(1,312,846)	(1,362,243)
Accumulated other comprehensive loss	(45,991)	(55,066)
Total stockholders’ equity	221,100	176,193
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$554,549	$608,846

3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenue:
Products	$52,311	$72,968	$160,835	$208,752
Services	38,938	39,972	119,792	120,345
Total revenue	91,249	112,940	280,627	329,097
Cost of sales:
Products	36,109	47,533	105,748	129,571
Services	25,709	23,694	76,609	69,793
Total cost of sales	61,818	71,227	182,357	199,364
Gross profit	29,431	41,713	98,270	129,733
Operating expenses:
Selling, general and administrative	34,716	57,974	118,624	166,772
Research and development	16,025	20,764	53,069	66,260
Asset impairment charges	—	143,733	—	143,733
Total operating expenses	50,741	222,471	171,693	376,765
Loss from operations	(21,310)	(180,758)	(73,423)	(247,032)
Non-operating income (loss):
Foreign exchange gain (loss), net	2,623	(1,960)	2,171	(774)
Interest income	784	1,550	3,454	5,800
Interest expense	(1,924)	(606)	(3,202)	(1,944)
Gain on disposition	—	—	125,681	—
Other income (loss), net	475	(51)	7,335	21,719
Total non-operating income (loss)	1,958	(1,067)	135,439	24,801
Net (loss) income before income taxes	(19,352)	(181,825)	62,016	(222,231)
Benefit (provision) for income taxes	2,630	4,343	(9,059)	2,496
Loss on equity method investments, net of income taxes	(1,331)	(1,254)	(3,560)	(2,403)
Net (loss) income before redeemable non-controlling interest	(18,053)	(178,736)	49,397	(222,138)
Less: net loss attributable to redeemable non-controlling interest	—	(109)	—	(252)
Net (loss) income attributable to 3D Systems Corporation	$(18,053)	$(178,627)	$49,397	$(221,886)

Net (loss) income per common share:
Basic	$(0.14)	$(1.35)	$0.38	$(1.69)
Diluted	$(0.14)	$(1.35)	$0.29	$(1.69)

Weighted average shares outstanding:
Basic	125,273	132,235	129,979	131,621
Diluted	125,273	132,235	178,397	131,621

3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
(in thousands)	September 30, 2025	September 30, 2024
OPERATING ACTIVITIES
Net income (loss) before redeemable non-controlling interest	$49,397	$(222,138)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	16,280	27,774
Accretion of debt discount	993	1,063
Stock-based compensation	1,805	17,339
Non-cash operating lease expense	7,382	7,370
Provision for inventory obsolescence	5,158	10,332
Provision for bad debts	1,458	148
(Gain) loss on the disposition of businesses, property, equipment and other assets	(126,251)	1,649
Gain on debt extinguishment	(8,203)	(21,518)
Provision (benefit) for deferred income taxes and reserve adjustments	(1,154)	451
Loss on equity method investment, net of taxes	3,560	2,403
Asset impairment charges	—	143,733
Changes in operating accounts:
Accounts receivable	18,288	2,594
Inventories	(15,474)	5,972
Prepaid expenses and other current assets	(6,422)	6,831
Accounts payable	(4,844)	(7,201)
Deferred revenue and customer deposits	(809)	4,533
Accrued and other liabilities	(2,645)	(9,843)
All other operating activities	(11,650)	(8,601)
Net cash used in operating activities	(73,131)	(37,109)
INVESTING ACTIVITIES
Purchases of property and equipment	(7,995)	(10,798)
Proceeds from sale of assets and businesses, net of cash sold	119,400	96
Acquisitions and other investments, net of cash acquired	(3,400)	(2,450)
Other investing activities	271	—
Net cash provided by (used in) investing activities	108,276	(13,152)
FINANCING ACTIVITIES
Proceeds from borrowings	92,030	—
Debt issuance costs	(3,425)	—
Repayment of borrowings and long-term debt	(169,987)	(87,218)
Stock repurchases	(14,960)
Taxes paid related to net-share settlement of equity awards	(830)	(2,526)
Other financing activities	(1,168)	(1,003)
Net cash used in financing activities	(98,340)	(90,747)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4,553	(530)
Net decrease in cash, cash equivalents and restricted cash	(58,642)	(141,538)
Cash, cash equivalents and restricted cash at the beginning of the year	172,881	333,111
Cash, cash equivalents and restricted cash at the end of the period	$114,239	$191,573

3D SYSTEMS CORPORATION
Segment Information
(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenue:
Healthcare Solutions	$42,787	$55,056	$129,123	$149,369
Industrial Solutions	48,462	57,884	151,504	179,728
Total	$91,249	$112,940	$280,627	$329,097

3D SYSTEMS CORPORATION
Reconciliations of GAAP to Non-GAAP Measures

Presentation of Information in this Press Release

3D Systems reports its financial results in accordance with GAAP. Management also reviews and reports certain non-GAAP measures, including: non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP diluted income (loss) per share, non-GAAP operating expense and Adjusted EBITDA. These non-GAAP measures exclude certain items that management does not view as part of 3D Systems’ core results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Management believes that the non-GAAP measures provide useful additional insight into underlying business trends and results and provide meaningful information regarding the comparison of period-over-period results. Additionally, management uses the non-GAAP measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. 3D Systems’ non-GAAP measures are not calculated in accordance with or as required by GAAP and may not be calculated in the same manner as similarly titled measures used by other companies. These non-GAAP measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP.
To calculate the non-GAAP measures, 3D Systems excludes the impact of the following items:

•amortization of intangible assets, a non-cash expense, as 3D Systems’ intangible assets were primarily acquired in connection with business combinations;
•costs incurred in connection with acquisitions and divestitures, such as legal, consulting and advisory fees;
•stock-based compensation expenses, a non-cash expense;
•charges related to restructuring and cost optimization plans, impairment charges, including goodwill, and divestiture gains or losses;
•certain compensation expense related to the 2021 Volumetric acquisition; and
•costs, including legal fees, related to significant or unusual litigation matters.
Amortization of intangibles and acquisition and divestiture-related costs are excluded from non-GAAP measures as the timing and magnitude of business combination transactions are not predictable, can vary significantly from period to period and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition. Amortization of intangible assets will recur in future periods until such intangible assets have been fully amortized. While intangible assets contribute to the company’s revenue generation, the amortization of intangible assets does not directly relate to the sale of the company’s products or services. Additionally, intangible assets amortization expense typically fluctuates based on the size and timing of the company’s acquisition activity. Accordingly, the company believes excluding the amortization of intangible assets enhances the company’s and investors’ ability to compare the company’s past financial performance with its current performance and to analyze underlying business performance and trends. Although stock-based compensation is a key incentive offered to certain of our employees, the expense is non-cash in nature, and we continue to evaluate our business performance excluding stock-based compensation; therefore, it is excluded from non-GAAP measures. Stock-based compensation expenses will recur in future periods. Charges related to restructuring and cost optimization plans, impairment charges, including goodwill, divestiture gains or losses, and the costs, including legal fees, related to significant or unusual litigation matters are excluded from non-GAAP measures as the frequency and magnitude of these activities may vary widely from period to period. Additionally, impairment charges, including goodwill, are non-cash. Furthermore, the company believes the costs, including legal fees, related to significant or unusual litigation matters are not indicative of our core business' operations. Finally, 3D Systems excludes contingent consideration recorded as compensation expense related to the 2021 Volumetric acquisition from non-GAAP measures as management evaluates financial performance excluding this expense, which is viewed by management as similar to acquisition consideration.
The matters discussed above are tax effected, as applicable, in calculating non-GAAP diluted income (loss) per share.

Adjusted EBITDA, defined as net income, plus income tax (provision) benefit, interest and other income (expense), net, stock-based compensation expense, amortization of intangible assets, depreciation expense, and other non-GAAP adjustments, all as described above, is used by management to evaluate performance and helps measure financial performance period-over-period.
A reconciliation of GAAP to non-GAAP financial measures is provided in the accompanying schedules.
Certain columns may not add due to the use of rounded numbers. Percentages presented are calculated from the underlying numbers in thousands.
3D Systems does not provide forward-looking guidance for certain measures on a GAAP basis. The company is unable to provide a quantitative reconciliation of forward-looking non-GAAP gross profit margin, Adjusted EBITDA, and non-GAAP operating expense to the most directly comparable forward-looking GAAP measures without unreasonable effort because certain items, including litigation costs, acquisition expenses, stock-based compensation expense, intangible assets amortization expense, restructuring expenses, and goodwill impairment charges, are difficult to predict and estimate. These items are inherently uncertain and depend on various factors, many of which are beyond the company’s control, and as such, any associated estimate and its impact on GAAP performance could vary materially.

Non-GAAP Gross Profit and Gross Profit Margin (unaudited)

	Three Months Ended
(in millions)	September 30, 2025		September 30, 2024
	Gross Profit	Gross Profit Margin (1)	Gross Profit	Gross Profit Margin (1)
Gross profit (GAAP)	$29.4	32.3%	$41.7	36.9%
Amortization expense	0.2	0.2%	0.3	0.3%
Restructuring expense	—	—%	0.5	0.4%
Gross profit (Non-GAAP)	$29.6	32.5%	$42.5	37.6%
(1) Calculated as non-GAAP gross profit as a percentage of total revenue.

	Nine Months Ended
(in millions)	September 30, 2025		September 30, 2024
	Gross Profit	Gross Profit Margin (1)	Gross Profit	Gross Profit Margin (1)
Gross profit (GAAP)	$98.3	35.0%	$129.7	39.4%
Amortization expense	0.6	0.2%	0.8	0.3%
Restructuring expense	1.0	0.4%	(0.5)	(0.2)%
Gross profit (Non-GAAP)	$99.9	35.6%	$130.0	39.5%
(1) Calculated as non-GAAP gross profit as a percentage of total revenue.

Non-GAAP Operating Expense (unaudited)

	Three Months Ended		Nine Months Ended
(in millions)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Operating expense (GAAP)	$50.7	$222.5	$171.7	$376.8
Amortization expense	(0.7)	(8.1)	(2.3)	(12.4)
Stock-based compensation expense	(1.2)	(5.8)	(1.8)	(17.4)
Acquisition and divestiture-related expense	(0.1)	(0.6)	(1.2)	(0.8)
Legal and other expense	(2.2)	(2.6)	(6.4)	(9.2)
Restructuring expense	(1.8)	(0.2)	(7.0)	(1.4)
Asset impairment charges	—	(143.7)	—	(143.7)
Non-GAAP operating expense	$44.7	$61.4	$153.1	$191.9

Net (Loss) Income Attributable to 3D Systems Corporation to Adjusted EBITDA (unaudited)

	Three Months Ended		Nine Months Ended
(in millions)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net (loss) income attributable to 3D Systems Corporation (GAAP)	$(18.1)	$(178.6)	$49.4	$(221.9)
Interest income (loss), net	1.1	(0.9)	(0.3)	(3.9)
Provision (benefit) for income taxes	(2.6)	(4.3)	9.1	(2.5)
Depreciation expense	4.2	4.6	13.1	14.5
Amortization expense	0.9	8.4	2.9	13.3
EBITDA (Non-GAAP)	(14.4)	(170.9)	74.2	(200.5)
Stock-based compensation expense	1.2	5.8	1.8	17.4
Acquisition and divestiture-related expense	0.1	0.6	1.2	0.8
Legal and other expense	2.2	2.6	6.4	9.2
Restructuring expense	1.9	0.7	8.0	0.8
Net loss attributable to redeemable non-controlling interest	—	(0.1)	—	(0.3)
Loss on equity method investment, net of tax	1.3	1.3	3.6	2.4
Asset impairment charges	—	143.7	—	143.7
Gain on repurchase of debt	—	—	(8.2)	(21.5)
Gain on disposition	—	—	(125.7)	—
Other non-operating (loss) income	(3.1)	2.0	(1.3)	0.6
Adjusted EBITDA (Non-GAAP)	$(10.8)	$(14.3)	$(40.1)	$(47.3)

Diluted Loss per Share (unaudited)

	Three Months Ended		Nine Months Ended
(in dollars)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Diluted (loss) income per share (GAAP)	$(0.14)	$(1.35)	$0.29	$(1.69)
Amortization expense	0.01	0.06	0.02	0.10
Stock-based compensation expense	0.01	0.04	0.01	0.13
Acquisition and divestiture-related expense	—	—	0.01	0.01
Legal and other expense	0.02	0.02	0.04	0.07
Restructuring expense	0.01	0.01	0.04	0.01
Asset impairment charges	—	1.09	—	1.09
Gain on repurchase of debt	—	—	(0.05)	(0.16)
Gain on disposition	—	—	(0.70)	—
Loss on equity method investment and other	0.01	0.01	0.03	0.02
Tax effect of the adjustments reflected above	—	—	0.05	—
Non-GAAP diluted loss per share	$(0.08)	$(0.12)	$(0.27)	$(0.42)